EXHIBIT 99.1

Regulators Approve Beisel as Chief Executive Officer and President of Commonwealth Bankshares, Inc.

NORFOLK, Va., May 12, 2011 (GLOBE NEWSWIRE) -- After receiving formal approval from federal and state banking regulators, the Boards of Directors of Commonwealth Bankshares, Inc. ("Commonwealth") (Nasdaq:CWBS) and Bank of the Commonwealth ("the Bank") appointed longtime Virginia banker Chris E. Beisel as the Chief Executive Officer, President and Director of Commonwealth and the Bank. Beisel, who joined the company last year as Chief Credit Officer, has been serving as interim President since the December 3, 2010 announcement of the retirement of former CEO and President, Edward J. Woodard, Jr.

"Chris has the resolve and temperament to do what is necessary to get our organization moving in the right direction," said Chairman Richard J. Tavss. "With over 27 years of banking experience in the Hampton Roads area, we could not have selected an individual who knows our markets any better than Chris."

Commonwealth and its bank, Bank of the Commonwealth, have been operating since July 2010 under a written agreement with the Federal Reserve Bank of Richmond and Virginia's Bureau of Financial Institutions. The agreement calls for the company to address credit quality and capital concerns.

Beisel, 62, joined Commonwealth in March 2010 after working for some of the country's most respected banks where he earned a reputation for sound, responsible lending. Rather than bringing in an outsider, the Board opted for someone with first-hand knowledge of their markets. Beisel, with 39 years of experience in banking, has spent 27 of those years working in Hampton Roads with Central Fidelity/Wachovia, SouthTrust, BB&T and Bank of Hampton Roads.

"Before I ever considered this role, I knew the challenges at Commonwealth were great," said Beisel, who as a former senior commercial and real estate lender in Hampton Roads and who is intimately knowledgeable of the real estate challenges in the region. "But I've seen the desire of our employees, the duties to our stockholders and the resiliency of our customers. We have a proud heritage and a solid yearning to uphold our 40-year history in this community."

A native of Portsmouth, Beisel has spent his entire banking career in Virginia. After graduating with a bachelor's degree in business from Atlantic Christian College in Wilson, N.C., Beisel entered the management training program of then Portsmouth based Merchants & Farmers Bank in 1972.

As smaller banks were acquired by larger institutions, Beisel found himself working for the likes of Wachovia and BB&T, gaining valuable experience in credit administration, commercial lending and small business banking. In the end, Beisel preferred community banking. After electing early retirement in 2002 from Wachovia in Winchester, Virginia, Beisel, with his wife and two children, returned home to Hampton Roads where he accepted an offer from SouthTrust in Norfolk to grow a portfolio of commercial loans.

"I knew I would return home one day," said Beisel, who earned his MBA in 1979 from Golden Gate University, San Francisco, California, through a Norfolk satellite extension office. "But I have always wanted to lead a bank. Of course, Commonwealth is no ordinary bank. We have our challenges, but we're working extremely hard to deal with them."

"Since day one, the employees here have been great and very positive. We have solid management," he said. "We've gone through some personnel changes in the past few months, but I believe as a bank we are stronger for it. We are extremely focused. We know what we have to do. We have the right people at the right time to move this company forward for the betterment of our employees, customers, stockholders and communities."

Commonwealth Bankshares, Inc., through its banking subsidiary, Bank of Commonwealth, operates 21 offices in Hampton Roads, Virginia and northeastern North Carolina. As of December 31, 2010, Commonwealth has $1.1 billion in assets.

About Commonwealth Bankshares, Inc.

Commonwealth Bankshares, Inc., the parent of Bank of the Commonwealth, operates 21 offices throughout Hampton Roads, Virginia, and northeastern North Carolina. Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Bank of the Commonwealth Mortgage, and access to investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the Company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

* Securities offered through Infinex Investments, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth.

This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principles, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

CONTACT: Richard J. Tavss
         Chairman
         Commonwealth Bankshares, Inc.
         (757) 625-1214

         Chris E. Beisel
         Chief Executive Officer and President
         Commonwealth Bankshares, Inc.
         (757) 446-6900